SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2006

Las Vegas Gaming, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-30375	88-0392994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4000 W. Ali Baba Lane Suite D, Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-871-7111

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 9, 2006, the Board of Directors of Las Vegas Gaming, Inc. extended an offer to Mr. Bruce Shepard to serve as our new Chief Financial Officer. On May 30, 2006, Mr. Shepard accepted the offer and the Board of Directors confirmed his appointment. Mr. Shepard will assume his new duties on or about July 1, 2006 following the transition of his responsibilities as an audit partner with PricewaterhouseCoopers LLP where he has been for the last 29 years in Portland, Oregon. Mr. Shepard led the Private Companies Section practice for PricewaterhouseCoopers in Portland, having been admitted to the partnership in 1989, working closely with privately held businesses, assisting them as a proactive business advisor with acquisitions and divestitures, corporate financings, IPO's, and secondary offerings for certain public company clients. Mr. Shepard has a B.S. in Economics from the Wharton School of Finance and Commerce with an emphasis in Accounting in 1972 and a Masters in Business Administration from the University of Oregon majoring in Accounting and Quantitative Methods in 1973.

There are no family relationships between Mr. Shepard and any of our directors or executive officers.

Mr. Shepard has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any employment agreement with Mr. Shepard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Las Vegas Gaming, Inc.

/s/ Russell Roth
Russell Roth
Chief Executive Officer and Director

Date: May 30, 2006